UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Form 8-K

Current Report
Pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 14, 2012, (November 30, 2012)

BITZIO, INC.
(Exact name of registrant as specified in its charter)

Nevada	000-51688	16-1734022
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

548 Market Street, Suite 18224 San Francisco, CA 94104
(Address of principal executive offices) (zip code)

(213) 400-0770
(Registrant’s telephone number, including area code)

_____________________________________________
(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.        Entry into a Material Definitive Agreement.

Effective December 6, 2012 (the "Effective Date"), Bitzio, Inc., a Nevada corporation (the "Company"), issued and sold a convertible promissory note (the "Note") in favor of JMJ Financial or its assignees (the “Holder”), pursuant to which the Company promises to pay Holder the aggregate principal amount of $450,000 (the “Principal”) plus any accrued and unpaid interest and other fees for aggregate proceeds equal to $405,000 (the “Aggregate Consideration”). The Holder agreed to pay $75,000 of the Aggregate Consideration upon the closing of the Note and may make additional payments in such amounts and at such dates as the Holder may choose in its sole discretion. The Principal due to Holder under the Note will be prorated based on the Aggregate Consideration actually paid by Holder plus an approximate 10% original issue discount and any accrued interest and fees.

The Note has a maturity date one (1) year from the Effective Date of each payment (the “Maturity Date”). The Company may repay the Note at any time on or before 90 days from the Effective Date, after which the Company must receive written approval from Holder to make further payments through the Maturity Date. If the Company repays the Note on or before 90 days from the Effective Date, no interest will accrue or become due under the Note. If the Company does not repay the Note on or before 90 days from the Effective Date, the Note will bear a one-time interest charge of 10% on the Principal.

At any time after the Effective Date, the Note is convertible, at the Holder’s election, into the number of shares of common stock of the Company equal to (i) the dollar amount of the outstanding and unpaid Principal and accrued interest to be converted, divided by (ii) the lesser of $0.16 or 70% of the lowest trade price in the 25 trading days prior to the conversion; provided, however, that no amount converted under the Note would cause the Holder to own more than 4.99% of the total common stock outstanding of the Company. If the Company fails to deliver the shares from any conversion to Holder within three (3) business day of conversion notice delivery, there will be a penalty of $2,000 per day assessed and added to the Principal for each day until such delivery occurs.  In addition, the Company agreed to reserve at least 8,000,000 shares of common stock for conversion under the Note.

An event of default under the Note includes (i) failure to pay any Principal, interest or any other amount when due and payable (or payable by conversion) under the Note; (ii) appointment of a receiver, trustee or other similar official over the Company or a material part of its assets and such appointment remains uncontested for 20 days or is not dismissed within 60 days; (iii) insolvency or general failure to pay, or written admission of an inability to pay, debts as they come due; (iv) the filing of any voluntary petition for relief under bankruptcy, insolvency or similar law; (v) any involuntary proceeding commenced or filed against the Company; (vi) loss of the Company’s status as “DTC Eligible” or shareholders’ ability to deposit shares into the DTC System; or (vii) the Company becomes delinquent in its filings requirements with the SEC.

The Note provides for piggyback registration rights, whereby the Company agrees to include all shares issuable upon conversion of the Note or otherwise pay liquidated damages equal to the greater of $25,000 or 25% of the outstanding and unpaid Principal.  So long as the Note remains outstanding, (i) the Company must notify Holder upon issuing any security with more favorable terms than those provided to Holder, which may be added to the terms of the Note at the Holder’s option; and (ii) Holder will not enter into or effect “short sales” of the Company’s common stock or hedging transaction that establishes a net short position with respect to the Company’s common stock.

The terms of the Note set forth herein are intended to be a summary only and are qualified in their entirety by the terms and conditions of the form of Note attached to this current report on Form 8-K as Exhibits 4.1, and incorporated herein by this reference.

Item 2.03.        Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information set forth in Item 1.01 of this Current Report on Form 8-K that relates to the creation of a direct financial obligation of the Company is incorporated by reference into this Item 2.03.

Item 5.02.        Departure of Directors or Certain Officers; Election of Directors; Appointment of Principal Officers.

On November 30, 2012, Steven Moulton resigned as a director and from all officer positions held with the Company, effective immediately.

Item 9.01.        Financial Statements and Exhibits.

(d)	Exhibits

The following exhibits are furnished as part of this Form 8-K:

Exhibit 4.1	Convertible Promissory Note issued to JMJ Financial, effective December 6, 2012

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Bitzio, Inc.

Dated: December 14, 2012	By:	/s/ Peter Henricsson
Peter Henricsson
Chief Executive Officer and President